[AKIN GUMP LETTERHEAD]

January 22, 2008

Overture Acquisition Corp.
c/o Maples Corporate Services Limited
P.O. Box 309GT
Ugland House
Grand Cayman, KY1-1104
Cayman Islands

Re:	Overture Acquisition Corp.
Registration Statement on Form S-1, filed October 26, 2007, as amended
(File No. 333-146946)

Ladies and Gentlemen:

We have acted as special counsel to Overture Acquisition Corp., a Cayman Islands exempted company with limited liability (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1, as amended (File No. 333-146946) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to an underwritten public offering by the Company of up to 17,250,000 units (“Units”) (includes up to 2,250,000 Ordinary Shares subject to the Underwriters’ (as defined below) over-allotment option), each Unit consisting of (i) one ordinary share, par value $0.0001 per share (“Ordinary Shares”), for an aggregate of up to 17,250,000 Ordinary Shares (includes up to 2,250,000 Ordinary Shares included in the Units subject to the Underwriters’ over-allotment option), and (ii) one warrant (“Warrants”) to purchase one Ordinary Share, for an aggregate of 17,250,000 Warrants (includes up to 2,250,000 Warrants included in the Units subject to the Underwriters’ over-allotment option), pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and J.P. Morgan Securities Inc., as representative of the underwriters named therein (the “Underwriters”) and a warrant agreement (the “Warrant Agreement”) to be executed by the Company and American Stock Transfer & Trust Company, as warrant agent.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as

Overture Acquisition Corp.

January 17, 2008

conformed, certified or reproduced copies and that the Company is a corporation duly incorporated and validly existing in good standing under the laws of the Cayman Islands.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete. With respect to all matters concerning the laws of the Cayman Islands, we solely rely upon the opinion issued to the Company by Maples and Calder, special Cayman Islands counsel, as of an even date herewith attached hereto as Exhibit A (i) that the Units will have been duly authorized and validly issued and will be fully paid and non-assessable and that the Ordinary Shares included in the Units will have been duly authorized and validly issued and will be fully paid and non-assessable, (ii) that the execution and delivery of the Warrants and the Warrant Agreement and the issuance and offer of the Units and Unit Certificates has been authorized by and on behalf of the Company and (iii) as to all other matters of Cayman Islands law.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when (i) the Underwriting Agreement and the Warrant Agreement have been duly executed and delivered, (ii) the Registration Statement has become effective under the Securities Act, (iii) certificates representing the Units, Ordinary Shares and the Warrants, in the form of the specimen certificates filed as exhibits to the Registration Statement, have been manually signed by an authorized officer of the registrar and transfer agent for the Units, Ordinary Shares and Warrants and registered by such registrar and transfer agent and (iv) the Units, Ordinary Shares and Warrants have been delivered upon payment in full of the consideration payable with respect to the Units as determined by the Board of Directors of the Company and as contemplated by the Underwriting Agreement:

(a) the Units, Ordinary Shares and Warrants will be duly authorized, validly issued, fully paid and non-assessable; and

(b) the Warrant Agreement pursuant to which the Warrants will be issued will be duly executed and delivered on behalf of the Company and will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.

We express no opinion as to the laws of any jurisdiction other than the Included Laws (as defined below).  We have made no special investigation or review of any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) other than a review of (i) the Laws of the State of New York and (ii) the Federal Laws of the United States of America. For purposes of this letter, the term “Included Laws” means the items described in clauses (i) and (ii) of the preceding sentence that are, in our experience, normally applicable to transactions of the type contemplated. The term Included Laws specifically excludes Laws of the Cayman Islands. Insofar as the opinion expressed herein relates to or depends upon matters governed by the Laws of the Cayman Islands, we have solely relied upon the opinion of Maples and Calder, special Cayman Islands counsel to the Company, of even date herewith, which is being delivered to you and filed with the Securities and Exchange Commission as an exhibit to the Registration Statement.

B.

The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

Overture Acquisition Corp.

January 17, 2008

C.

This opinion letter is limited to the matters expressly stated herein, and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal matters.”  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

Exhibit A

Opinion of Maples and Calder